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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                Contact:   Sanford M. Kimmel
                                                Senior Vice President, Treasurer
                                                Chief Financial Officer
                                                (908) 906-8100

              PXRE AND TRANSNATIONAL RE STOCKHOLDERS APPROVE MERGER

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                        PXRE INCREASES AUTHORIZED SHARES

EDISON, New Jersey (December 9, 1996) -- PXRE Corporation (Nasdaq/NM:PXRE) today announced that its stockholders and those of Transnational Re Corporation (Nasdaq/NM:TREX) have approved and adopted the merger agreement between the two companies. The merger, which is expected to be completed on December 11, 1996, remains subject to the satisfaction of customary closing conditions.

         "The merger of PXRE and Transnational Re is an important, strategic step for us as we continue our efforts to enhance the Company's long-term performance," said Gerald L. Radke, Chairman, President and Chief Executive Officer of PXRE. "The merger will increase our size and financial strength substantially and enhance our presence in a rapidly consolidating industry."

         Upon completion of the merger, Transnational Re will cease to exist and PXRE will continue as the surviving corporation. In addition, Transnational Re's reinsurance subsidiary, Transnational Reinsurance Company, will become a subsidiary of PXRE Reinsurance Company, the reinsurance underwriting subsidiary of PXRE.

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         In the merger, each share of common stock of Transnational Re will be canceled and holders of shares of common stock of Transnational Re will have the right to exchange each of their shares for 1.0575 shares of PXRE common stock. Cash will be paid in lieu of fractional shares.

         The American Stock Transfer & Trust Company has been retained by PXRE to serve as the Exchange Agent. Letters of transmittal, together with instructions, are expected to be provided promptly to Transnational Re stockholders to facilitate the exchange.

         Separately, PXRE also announced that its stockholders have approved an amendment to the Company's Restated Certificate of Incorporation which increases the number of authorized shares of PXRE common stock to 40,000,000.

         PXRE provides reinsurance products and services to a national and international marketplace, with principal emphasis on commercial and personal property risks.

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